PROMISSORY NOTE

$600,000	New York, New York
November 14, 2014

FOR VALUE RECEIVED, Thomas A. Tolworthy, an individual (“Maker”), promises to pay to the order of Capstone Financial Group, Inc., a Nevada corporation (“Lender”) the principal amount of $600,000 plus 5% per annum simple interest accrued on the principal balance from time to time outstanding.

All principal and accrued interest shall be payable on December 29, 2015. Provided, that Lender may, at its option, declare to be due and payable immediately the entire remaining principal amount of and all accrued interest on this Note, upon the happening of any of the following events: (a) Maker makes a general assignment for the benefit of creditors, (b) Maker files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating, to debtors (“Bankruptcy Laws”), (c) an involuntary petition is filed against Maker under any Bankruptcy Law and such petition has not been dismissed or vacated within 60 days after it was filed, or (d) an order appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for Maker or of any substantial part of his property is issued and such order has not been stayed, dismissed or vacated within 60 days after it was issued.

All payments under this Note shall be applied first to accrued but unpaid interest, if any, and then to principal. Any principal or interest not paid when due hereunder shall bear interest from its due date at 10% per annum simple interest (in addition to and not exclusive of Lender’s collection and other rights and remedies).

Notwithstanding any other provision of this Note, the holder of this Note does not intend to charge and Maker shall not be required to pay any interest or other fees or charges in excess of the maximum permitted by applicable law; any payments in excess of such maximum shall be refunded to Maker or credited to reduce principal hereunder.

Payments of principal and/or interest will be made by cashier’s check or wire transfer in immediately available United States funds sent to the holder of this Note at the address furnished to Maker for that purpose.

At any time and from time to time, Maker may voluntarily prepay this Note either in whole or in part without penalty or premium.

Maker waives diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayment of this Note, and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note.

Upon receipt of evidence reasonably satisfactory to Maker of the loss, theft, destruction or mutilation of this Note, Maker shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

Lender shall (and by acceptance of this Note agrees to) deliver this original manually-executed Note (or the manually-executed replacement Note as provided under the preceding paragraph) at the principal office of Maker for cancellation before or forthwith after payment of all principal and accrued interest.

Maker agrees, subject only to limitations imposed by applicable law, to pay Lender’s reasonable costs in collecting this Note, including reasonable attorney's fees (and specifically including but not limited to all such collection efforts that may be made through a bankruptcy court).

This Note shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the conflicts of laws principles thereof.

In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be construed or reformed so as to realize the parties’ intention to the maximum extent possible while still being valid, legal and enforceable, and in all events the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

The rights and remedies of Lender shall be cumulative and concurrent, and may be pursued singularly, successively or together.

No provision of this Note shall be interpreted for or against Maker or Lender because that person or that person’s legal representative drafted such provision.

The terms of this Note cannot be amended or waived except in a writing signed by Maker and the holder of this Note. The acceptance by Lender of any payment hereunder which is less than the payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to payment in full.

/s/Thomas A. Tolworthy

Thomas A. Tolworthy